Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0430
CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports

Third Quarter 2013 Financial Results

CAMBRIDGE, MA — November 5, 2013 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today reported its financial results for the quarter ended September 30, 2013.

For the third quarter of 2013, the company reported a net loss of $25.4 million, or ($0.50) per share, compared with a net loss of $25.8 million, or ($0.51) per share, for the same period in 2012. At September 30, 2013, the company had cash, cash equivalents, and marketable securities of $275.9 million.

“We are excited with the progress of our programs this year,” said Craig A. Wheeler, President and Chief Executive Officer of Momenta Pharmaceuticals. “We continue to invest in our platform and our infrastructure, and the successful forward progress of our pipeline gives me confidence that our teams are executing well. Looking ahead to 2014, we remain focused on the potential approval and launch of generic Copaxone. Our three biosimilars in development continue to progress toward achieving important development milestones, and our M402 oncology candidate remains on track in its Phase 1/2 study.”

Third Quarter Highlights

Complex Generics:

M356, generic version of Copaxone® (glatiramer acetate injection)

•                  As expected, in the third quarter, Teva petitioned for a rehearing of the Federal Circuit’s opinion. On October 18, this petition was denied.

•                  The ANDA for M356 continues to be under review by the U.S. FDA.

Enoxaparin Sodium Injection

•                  In the third quarter of 2013, Momenta earned $4.8 million in Enoxaparin Sodium Injection product revenues based on Sandoz-reported net sales of $58 million. In the second quarter of 2013, Sandoz reported net sales of $57 million.

Biosimilars and Potentially Interchangeable Biologics:

•                  Momenta continues to advance toward the achievement of collaboration milestones in 2014 for its three biosimilar products under development with Baxter: M923 and M834 — two products targeting autoimmune and inflammatory indications, and M511 — a monoclonal antibody for oncology. The milestones include achievement of technical development criteria and the submission of an Investigational New Drug (IND) application in the second half of 2014 for its lead biosimilar, M923, as well as achievement of development criteria that would generate a license payment and a milestone payment for M511 and M834, respectively, in 2014. The aggregate value of these potential milestones is $26 million.

•                  Momenta, with its collaborator, Baxter, continues to evaluate additional products for development.

Novel Products:

M402 Phase 1/2 proof-of-concept study

•                  Momenta continues to dose patients in its Phase 1/2 proof-of-concept study evaluating M402 in combination with Abraxane® (nab-paclitaxel) and gemcitabine in patients with pancreatic cancer. The primary objectives of Part A are to evaluate safety and tolerability of M402 in combination with Abraxane and gemcitabine and to establish the dose of M402 to take forward into Part B. Part B will be a randomized, controlled study to evaluate the antitumor activity of M402 in combination with Abraxane plus gemcitabine, versus Abraxane plus gemcitabine alone. Momenta expects to have data from Part A during the first half of 2014.

Sialylation research program

•                  Momenta continues to generate data to investigate and validate the biology of sialylated IVIG/Fc to define the specific product, or products, to potentially advance to the clinic, as well as, to inform the company’s selection of the indication to potentially take forward into development.

Third Quarter 2013 Financial Results

Total revenue for the third quarter of 2013 was $10.8 million (including enoxaparin product revenue of $4.8 million), compared with $5.1 million (including enoxaparin product revenue of $2.6 million) for the same period in 2012. Sandoz reported third quarter 2013 enoxaparin net sales of $58 million. The increase in product revenue from the prior year was due to adjustments to reserve accruals in the third quarter of 2012 caused by competitor pricing pressures. Momenta’s third quarter 2013 revenues also include $6.0 million in research and development revenue, including $4.7 million in reimbursement revenue related to the company’s biosimilars collaboration with Baxter.

Research and development expenses for the third quarter of 2013 were $27.4 million, compared with $20.2 million for the same period in 2012. The increase was primarily due to process development, manufacturing, and research costs related to the company’s biosimilars program.

General and administrative expenses for the third quarter of 2013 were $9.0 million compared with $11.0 million for the same period in 2012. The decrease of $2.0 million from the same period in 2012 was primarily due to decreased legal fees relating to Enoxaparin Sodium Injection patent litigation.

At September 30, 2013, Momenta had $275.9 million in cash, cash equivalents and marketable securities and $6.4 million in accounts receivable. This cash position excludes restricted cash of $20.7 million of which $17.5 million is reserved as collateral for a security bond related to enoxaparin legal proceedings, and $3.2 million for letters of credit related to the company’s two leased facilities.

Financial Guidance

Momenta confirmed its guidance for 2013 for total operating expenses, excluding stock compensation and net of collaborative revenues, averaging approximately $30 million per quarter. For 2013, Momenta is projecting that its net cash usage will average approximately $20 to $24 million per quarter for a total operating cash usage of approximately $80 to $90 million for 2013.

Conference Call Information

Management will host a conference call today, November 5, 2013 at 10:00 am EDT to discuss these results and provide an update on the company. To access the call, please dial (877) 224-9084 (domestic) or (720) 545-0022 (international) prior to the scheduled conference call time and provide the access code 85623194. A replay of the call will be available approximately two hours after the conclusion of the call and will be accessible through November 12, 2013. To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and provide the access code 85623194.

A live audio webcast of the call will be available on the “Investors” section of the company’s web site, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta web site approximately two hours after the call and will be available through November 19, 2013.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs and is headquartered in Cambridge, MA. Momenta is applying its technology to the development of generic versions of complex drugs, biosimilars and potentially interchangeable biologics, and to the discovery and development of novel products.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, the Company’s revenue, expenses and other results of operations, including the quarter ended September 30, 2013, expectations regarding the review of the M356 ANDA by the FDA, expected achievement of product development milestones, the timing of legal developments and decisions, plans for future research and development investment, and other product development and research plans and expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the company’s Quarterly Report on Form 10-Q for quarter ended June 30, 2013 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Momenta’s logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited, Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2013	December 31, 2012
Assets
Cash and marketable securities	$275,897	$340,603
Accounts receivable	6,402	10,811
Restricted cash	20,719	19,971
Other assets	41,189	35,244
Total assets	$344,207	$406,629
Liabilities and Stockholders’ Equity
Current liabilities	$22,885	$18,161
Deferred revenue, net of current portion	24,260	27,269
Other liabilities	1,074	712
Stockholders’ equity	295,988	360,487
Total liabilities and stockholders’ equity	$344,207	$406,629

MOMENTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Collaboration revenues:
Product revenue	$4,774	$2,579	$11,798	$43,960
Research and development revenue	5,977	2,523	10,918	7,233
Total collaboration revenue	10,751	5,102	22,716	51,193

Operating expenses:
Research and development*	27,435	20,233	71,771	58,805
General and administrative*	8,977	10,999	30,202	34,309
Total operating expenses	36,412	31,232	101,973	93,114

Operating loss	(25,661)	(26,130)	(79,257)	(41,921)

Other income:
Interest income	224	308	736	950
Other income	55	—	174	—
Total other income	279	308	910	950

Net loss	$(25,382)	$(25,822)	$(78,347)	$(40,971)

Basic and diluted net loss per share	$(0.50)	$(0.51)	$(1.54)	$(0.81)

Weighted average shares used in computing basic and diluted net loss per share	51,055	50,500	50,813	50,365

Comprehensive loss	$(25,284)	$(25,637)	$(78,338)	$(40,719)

* Non-cash share-based compensation expense included in operating expenses is as follows:

Research and development	$1,359	$1,530	$3,969	$4,317
General and administrative	$1,796	$2,019	$5,387	$5,943

CONTACT:

Lora Pike

Momenta Pharmaceuticals, Inc.

lpike@momentapharma.com

(617) 395-5189

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